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                                                                    EXHIBIT 99.1

          1838 BOND-DEBENTURE TRADING FUND ANNOUNCES THE APPOINTMENT OF
                  MBIA CAPITAL MANAGEMENT CORP. AS SUB-ADVISER

FOR IMMEDIATE RELEASE
KING OF PRUSSIA, PA (BUSINESS WIRE) -- January 14, 2005

                  The Board of Directors of 1838 Bond-Debenture Trading Fund (NYSE: BDF) (the "Fund") today announced that the Fund's investment adviser, 1838 Investment Advisors, LP (the "Adviser") has entered into an interim investment sub-advisory agreement with MBIA Capital Management Corp. ("MBIA Capital Management") in connection with the pending departure of Mr. John H. Donaldson from the Adviser. The Board also announced the election of Ross K. Chapin as President of the Fund, Clifford D. Corso as Vice President of the Fund and Daniel N. Mullen as the Treasurer, Secretary and Chief Compliance Officer of the Fund. Mr. Donaldson had acted as the Fund's portfolio manager since 1988 and was employed by the Adviser, or its predecessors since 1988. The Adviser will continue to manage the Fund, however, effective January 14, 2005, the day-to-day management of the Fund's investments will be the responsibility of MBIA Capital Management's team of investment management professionals headed by Clifford D. Corso, President and head of fixed income trading for MBIA Capital Management. MBIA Capital Management, founded in 1993, provides fixed income management to a variety of institutional clients including corporations, governmental entities, employee benefit plans and registered investment companies. MBIA Capital Management currently has approximately $40 billion of assets under management.

                  MBIA Capital Management will employ investment strategies that are substantially similar to those previously employed by Mr. Donaldson to manage the Fund. As a result, the Fund's portfolio of investments is not expected to change dramatically. Accordingly, the Fund is not expected to experience increased portfolio turnover due to the change in portfolio management.

                  At a special meeting of the Board of Directors held on January 13, 2005, the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons" as defined in the Investment Company Act of 1940, as amended (the "Act"), approved the selection of MBIA Capital Management as interim investment sub-adviser to the Fund pursuant to an interim advisory agreement effective January 14, 2005 (the "Interim Agreement"). The Board of Directors concluded that, in light of the resignation of the portfolio manager, approval of the Interim Agreement was in the best interests of the Fund's shareholders. The interim agreement will remain in effect until the earlier of the approval by Fund shareholders of new investment advisory arrangements or June 13, 2005. The Board of Directors will consider any recommendation from the Adviser as well as other possible arrangements. If an investment advisory and/or sub-advisory agreements are approved by the Board of Directors and recommended to shareholders for their approval, it is expected that shareholders of the Fund will be asked to vote on such arrangements at the Annual Meeting of Shareholders to be held in May 2005.

                  The Fund is a closed-end, diversified management investment company whose primary investment objective is to seek a high rate of return, primarily from interest income and trading activity gains, from investments principally consisting of debt securities. The Fund is managed by 1838 Investment Advisors, LP, an affiliate of Orca Bay Partners. Orca Bay Partners was founded in 1998 and is a Seattle, Washington based private equity investment firm focused on investing in financial services companies. MBIA Capital Management is an indirect, wholly-owned subsidiary of MBIA, Inc. Shares of MBIA, Inc. are listed on the New York Stock Exchange, and trade under the symbol "MBI."

                  CONTACT: DANIEL N. MULLEN, (484) 322-4300.